Exhibit 99.1

Q4 2024

Shareholder Letter

investors.block.xyz

To Our Shareholders

We spent the last year looking critically at our organization and making changes so we can build much faster. Most of that work is now complete and we’re looking forward to proving it this year.

We overhauled the technology that underpins Square, shifting from a payments solution to a commerce platform. With this new orders platform, we can deliver a wider range of in-store and online commerce products faster, and provide sellers with more flexibility in how they run their business, take orders, and serve their customers.

We improved our seller onboarding process, reducing friction and making it easier for sellers to explore and adopt our products. That includes launching our new Square Point of Sale app, combining the power and functionality of five apps into one. It’s already been adopted by half of new sellers and is now being rolled out to existing sellers, ensuring smoother access to our full product suite.

We expanded Cash App’s financial services capabilities in order to build the best banking solution in the market.[1] We rounded out key features for our paycheck deposit offering, giving eligible customers access to features such as high-yield savings, free in-network ATM withdrawals, paycheck allocation to stocks and bitcoin, overdraft coverage, and free tax filing.

We scaled Cash App Borrow to nearly $9 billion in originations over the past year, reflecting strong customer demand for easy-to-repay small loans. And we further increased our investment in compliance, customer support, and the overall customer experience to build and maintain trust - critical elements of being a primary financial partner.

We improved the efficiency of our teams and transitioned to a functional organizational model, enabling people to achieve mastery within their disciplines, which we believe will accelerate product delivery while ensuring more connections between our Square and Cash App ecosystems.

Q4’24 Highlights[2]

Gross Profit

$2.31B

+14% YoY Growth

Cash App Gross Profit

$1.38B

+16% YoY Growth

Square Gross Profit

$924M

+12% YoY Growth

Operating Income[3]

$13M

1% Margin

Adjusted Operating

Income

$402M

17% Margin

Net Income[4]

$1.95B

Adjusted EBITDA

$757M

1 Cash App is a financial services platform, not a bank. Throughout this letter, any reference to Cash App’s banking offerings such as “bank our base,” “banking offerings,” or “banking capabilities” refers to products and services that are offered through Block’s Industrial Loan Company, Square Financial Services, Inc., or through our third-party bank partners.

2 Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter. Please see these reconciliations for additional detail and a description of certain items that affected operating income (loss) and net income (loss) in the fourth quarter and fiscal 2024.

3 Margins are all calculated as a percent of gross profit. Operating income included contingencies, restructuring, and other costs, primarily related to accrued expenses in connection with certain litigation and regulatory matters.

4 Net income attributable to common stockholders. The net income results reported in this letter for the fourth quarter of 2024 reflect the impact of ASU No. 2023-08, Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which we early adopted in the fourth quarter of 2023 using the modified retrospective approach. In Q4 2024, net income includes one-time benefits from income taxes of $1.9 billion in fiscal 2024 related to both the release of the Company’s valuation allowance associated with certain federal and state deferred tax assets as well as the recognition of deferred tax assets as part of internal legal entity restructuring efforts.

1

Our product goals in 2025 and beyond are to:

1.  Increase access to the global economy for everyone.

2.  Increase openness to earn trust and maximize customer flexibility.

3.  Increase automation to remove mechanical burdens that get in the way of creativity.

Success of each of these will be measured by increasing Square’s GPV, increasing paycheck deposits into Cash App, and, of course, our rule of 40 investment framework. We’ll walk through the initiatives in each.

Access.

Our strategy is to bring our ecosystems together with a focus on neighborhoods. Block by block, we will build a new “neighborhood network” that connects sellers, buyers, staff, and artists, each positively reinforcing the other. Square and Cash App are already stitched into the fabric of local communities. The neighborhood is where our core products naturally intersect, fueling local economies and strengthening the financial health of those within them. As the world becomes more global and uniform, people will seek out authentic, local, real-life interactions. We’re going to help sellers provide it and help buyers find it.

We’re going to establish Square as the leading technology platform for neighborhood businesses starting with a greater focus on quick-service restaurants, which serve as community hubs for loyal, repeat buyers. We’ll establish Cash App as the preferred banking platform for a new generation, allowing millions of individuals to easily run their financial lives on Cash App and engage deeply with their community. And we’ll establish the neighborhood network between Square and Cash App: Square for local businesses, and every seller, staff member, and buyer on Cash App.

To accelerate Square’s GPV growth we’re rapidly scaling up our U.S. Account Executive and field sales teams, expanding our international sales presence, and making partnerships across vertical, horizontal, and traditional payments partners. We increased marketing spend significantly in the second half of 2024 and saw strong ROIs on that spend, which we’ll continue to increase to gain market share in our target verticals at a faster rate. This includes winning more upmarket sellers, such as Bluestone Lane, a coffee shop with 60+ locations across the US.

2024 Highlights

Gross Profit

$8.89B

+18% YoY Growth

Cash App Gross Profit

$5.24B

+21% YoY Growth

Square Gross Profit

$3.60B

+15% YoY Growth

Operating Income[5]

$892M

10% Margin

Adjusted Operating

Income

$1.61B

18% Margin

Net Income[6]

$2.90B

Adjusted EBITDA

$3.03B

5 Margins above are all calculated as a percent of gross profit. Operating income included contingencies, restructuring, and other costs, primarily related to accrued expenses in connection with certain litigation and regulatory matters.

6 Net income attributable to common stockholders. The net income results reported in this letter for fiscal 2024 reflect the impact of ASU No. 2023-08, Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which we early adopted in the fourth quarter of 2023 using the modified retrospective approach. In Q4 2024, net income includes one-time benefits from income taxes of $1.9 billion in fiscal 2024 related to both the release of the Company’s valuation allowance associated with certain federal and state deferred tax assets as well as the recognition of deferred tax assets as part of internal legal entity restructuring efforts.

2

This win would not have been possible without the product and go-to-market changes we made last year, and we expect to have many more wins like this over the course of 2025.

Cash App has built a $5 billion gross profit business by successfully stacking S curves throughout its history, and we planted the seeds for the next one with Borrow and Afterpay on Cash App Card. We expect both of these products to contribute to Cash App’s growth acceleration into 2026. We’re leveraging our exceptional risk and underwriting teams to expand Cash App customer’s access to liquidity and increase spending tools at our customer’s disposal. We’ll also use the broadening of Borrow eligibility to drive paycheck deposits while maintaining our underwriting standards. All paired with strong marketing to drive brand awareness and position Cash App as a trusted financial partner offering innovative and accessible banking features you can’t find elsewhere.

Together they’ll create flywheels that expand financial access for everyone. Sellers will attract more customers, build loyalty, and gain support from a local network of Square sellers. Individuals will get better discovery, seamless checkout & order tracking experiences, and instant rewards from their favorite spots. Currently no one company serves both sides of the counter at a massive scale like we do. This is our greatest opportunity.

Openness.

We believe that by building for and on open-source systems and protocols we will increase trust, customer flexibility, and global adoption. This will underlie all of our work, but will show up most obviously in our platform and bitcoin initiatives, our bitkey non-custodial wallet, and Proto, our open bitcoin mining system. We expect to deliver our first mining chips this year and we are building the infrastructure to scale faster, investing in next generation chip design and mining systems. We are excited to actively partner with Anthropic and the broader open source community on Model Context Protocol, which we believe has the potential to be the foundational open protocol for AI Agents.

Launching our Open Source Program Office and joining the Linux Foundation’s Talk Openly Develop Openly (TODO) initiative creates focus around our openness efforts and the means to continue to release, collaborate, and improve valuable code. Our strategy is to learn from the open source approach and apply its benefits to our internal systems. Success for us means teams being able to contribute ideas broadly across the organization, improving the quality of code, unblocking themselves, and gaining experience to up-level their talent quickly.

3

In 2025, we’ll also share more product roadmaps and introduce a cadence of bundled seasonal launches where we’ll highlight new features and upcoming products to keep our customers informed and able to better predict changes in the tools they depend upon.

Automation.

Our number one initiative on our strategic roadmap to get all of this done is to invest heavily in building applied AI tools to remove the toil of mechanical tasks for both ourselves across our entire business and for our customers across all of our product surfaces. Earlier this year we launched “codename goose,” an open source on-machine AI agent that automates most engineering tasks and helps reduce maintenance and repetitive work. It works on top of any LLM, cloud or local, and is entirely extensible so people and companies can customize it to their needs. Goose’s unique design, which allows it to backtrack and try multiple approaches, has already increased our own productivity and efficiency and we believe it has utility for every discipline outside of engineering. We have the potential for many projects like “codename goose” and we expect our new functionalized engineering structure will unlock all of this creative energy. The best engineers want to work where the most exciting technologies are being developed and we believe leading in AI agent innovation will help us attract world class talent.

We believe all of this work positions us for a strong financial outlook in 2025, with momentum building throughout the year. We expect to exit 2025 at a Rule of 40 run rate, ahead of schedule, and we continue to expect to deliver Rule of 40 in 2026 as this work compounds. We’re excited to share more about our progress with the investment community and look forward to holding an investor day later this year. Thank you for reading.

Jack Dorsey

4

Business Highlights

Square

Our product innovation and go-to-market strategies are driving renewed momentum across Square.

We spent 2024 focused on improving Square’s onboarding, commerce, and app infrastructure. Now, we are focused on shipping new products and features faster.

We have rolled out our new single app to half of new sellers onboarding to Square and have begun rolling out the new experience to existing sellers, a key strategic priority over the past year. We expect this will increase the discoverability of Square for new sellers, simplify onboarding, and allow sellers to benefit from all the features we’ve built across our broader ecosystem.

We launched several new products to better support food and beverage sellers and extend into new markets.

Building on the addition of bar tabs, we rolled out scan-to-pay functionality, which allows diners to pay at the table via a QR code without waiting for a check. We introduced house accounts, which allow sellers to invoice regular customers at a cadence that best serves their business needs.

We also provided our full-service restaurant sellers with a feature that allows them to split a single item — such as an appetizer or bottle of wine — among multiple diners, a key feature for many of our international markets.

Cash flow remains a critical challenge for many small businesses and we’re actively working to improve it.

We recently launched Instant Payouts for restaurant sellers using Square Checking, enabling them to receive funds for orders made through third-party delivery platforms immediately, instead of waiting up to a week or more. This feature is available to sellers on our food and beverage Plus and Premium software packages, offering a differentiated value proposition powered by our banking infrastructure.

We diversified our go-to-market strategy in Square and expanded our efforts further in the fourth quarter.

We grew our Square marketing spend over 60% year over year in the fourth quarter to drive greater customer acquisition, building on our improved onboarding and app redesign. We continued to see strong returns on our marketing spend as we increased our investment throughout the second half of the year, giving us confidence to invest further in 2025 across both proven and experimental channels.

We are growing our field sales presence so we can serve more upmarket sellers. We hired our first dedicated field sales cohort in November and have continued to hire field sales representatives in the first quarter of 2025.

Partnerships continue to be an important aspect of our go-to-market strategy. In 2024, our partnerships team surpassed our expectations for lead generation and volume. Average expected seller volume for partner-driven leads exceeded $1 million in the fourth quarter, meaningfully larger than our existing base. We are growing our partnerships team and working through a pipeline of additional opportunities as we enter 2025.

5

Cash App

Cash App’s “bank our base” strategy has driven meaningful growth, as we continue to build trust with customers by delivering differentiated financial services and commerce solutions.

Our goal is to make Cash App the top provider of banking services to households in the United States that earn up to $150,000 per year. To achieve this, we first focused on creating a competitive banking offering by introducing benefits that go beyond what traditional financial institutions provide. Paycheck deposit actives can access free overdraft coverage, a 4.0% interest rate on savings, and priority phone support, among other features.7 These differentiated offerings helped us reach 2.5 million paycheck deposit actives in December, a 25% year-over-year increase, with faster growth in the second half of 2024 versus the first half.

Looking to 2025, we’re leveraging marketing to drive even greater inflows and paychecks into Cash App from both existing and new actives.

Marketing investment increased by more than 2x in the second half of 2024 compared to the first half, and we plan to scale this further in 2025 with efforts aimed at increasing awareness of Cash App’s banking capabilities to expand consumers’ view of the value we provide.

In February 2025, we began rolling out a new offering that integrates Afterpay with Cash App Card, enabling eligible customers to retroactively pay over time for their purchases.

Cash App Card has reached significant scale with 25 million monthly actives as of December 2024. This product has strongly resonated with younger customers, and we estimate 21% of all 18-to-21-year-olds in the U.S. used Cash App Card in 2024.8 Additionally, nearly 70% of Gen Z is likely or extremely likely to opt for BNPL options, favoring flexible payment arrangements.9 This provides Afterpay on Cash App Card with a valuable opportunity to meet the spending habits of this demographic, expanding both usage and engagement.

In early testing we have seen encouraging adoption of customers using Afterpay on Cash App Card for a small fee, across hundreds of thousands of actives throughout 2024. This feature has led to higher gross profit per active, which we see as a meaningful growth driver with the potential to compound over the next several years.

We have also continued to expand distribution of Cash App Pay with one of the largest online travel agent sites and one of the largest fast food chains in the world in the fourth quarter, and saw Cash App Pay volumes grow more than 4x year over year to $4 billion in 2024.

7 A paycheck deposit active is a Cash App account that receives ACH inflows during a specified period, but excludes tax refunds and ACH transfers.

8 Calculated as the number of 18-to-21 year-olds who had at least one Cash App Card transaction in 2024 divided by the U.S. population of 18-to-21-year-olds as reported in the July 2023 U.S. Census estimates.

9 Velera, Eye on Payments 2024 (October 16, 2024).

6

Financial Discussion

We achieved 36.5 on a Rule of 40 basis in 2024, with 18% gross profit growth and 18% Adjusted Operating Income margin.10 We’re executing well on our strategic growth initiatives across Block and are focused on expanding profitability while investing to fuel long-term growth. We remain committed to achieving Rule of 40 in 2026 and expect to deliver another strong year of financial performance in 2025.

Fourth Quarter 2024 Financial Highlights

Gross Profit	We delivered year-over-year gross profit growth in line with our guidance at 14%, sustaining strong growth at scale to end 2024 as we prepare to launch new products in 2025.

Profitability

We drove year-over-year improvement across all key profitability measures and outperformed our profitability guidance in the fourth quarter of 2024. Operating income was $13 million while Adjusted Operating Income was $402 million. Net income attributable to common stockholders was $1.95 billion and Adjusted EBITDA was $757 million.

Square Gross Payment Volume (GPV)

In the fourth quarter, total Square GPV growth improved to 10% (9.8% in Constant Currency), with U.S. GPV growth accelerating to 6.9% and International GPV accelerating to 25% (24% in Constant Currency).[11] The Square GPV growth improvement in the quarter was largely driven by a combination of improved same-store growth and improved seller retention.

Bank Our Base

In the fourth quarter, Cash App’s gross profit per monthly transacting active grew 13% year over year to $76. Cash App’s paycheck deposit monthly actives grew 25% year over year to 2.5 million as we continued to increase the attach rate to Cash App Card actives and improve retention among our existing paycheck deposit actives.[12]

Guidance

For 2025, we expect strong gross profit growth of at least 15% year over year, with growth for Cash App and Square expected to improve meaningfully in the back half of the year. We expect to deliver $2.1 billion of Adjusted Operating Income in 2025 with margin expansion year over year, while also prioritizing investments in sales and marketing across Cash App and Square.

We remain committed to achieving Rule of 40 in 2026 and expect to exit 2025 at or above Rule of 40 on a quarterly basis.[13]

10 Rule of 40 is the sum of our gross profit growth and Adjusted Operating Income margin as a percent of gross profit. We may refer to a “Rule of” number other than 40 to refer to the sum of gross profit growth and Adjusted Operating Income margin as a percent of gross profit for the period given.

11 Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds.

12 Gross profit per monthly transacting active is calculated based on Cash App annualized gross profit excluding our BNPL platform during a given quarter divided by the monthly transacting actives for the last month of the quarter. Gross profit for our BNPL platform was $298 million for the fourth quarter of 2024. A paycheck deposit active is a Cash App account that receives ACH inflows during a specified period, but excludes tax refunds and ACH transfers.

13 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss), or GAAP reconciliations of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter.

7

Block Financial Metrics

	Q4’23	Q1’24	Q2’24	Q3’24	Q4’24

Gross Profit ($M)	2,026	2,094	2,233	2,250	2,311
YoY Growth	22%	22%	20%	19%	14%

Operating Income (Loss) ($M)	(131)	250	307	323	13
Operating Income (Loss) Margin (%) of gross profit	(6%)	12%	14%	14%	1%

Adjusted Operating Income ($M)	185	364	399	444	402
Adjusted Operating Income Margin (%) of gross profit	9%	17%	18%	20%	17%

Diluted Net Income Per Share (“EPS”) ($)	0.16	0.74	0.31	0.45	3.05

Adjusted EPS ($)	0.47	0.85	0.93	0.88	0.71

Block grew gross profit 14% year over year in the fourth quarter, with 16% year-over-year growth in Cash App and 12% year-over-year growth in Square. Within Cash App, we saw broad-based strength across Cash App Card, BNPL, and Cash App Borrow, and for Square, growth was driven by software and integrated payments and banking products. On a GAAP basis, we generated $13 million of operating income compared to a loss of $131 million in the fourth quarter of 2023, which included contingencies, restructuring, and other costs — primarily related to accrued expenses in connection with certain litigation and regulatory matters. We were pleased to reach resolutions with the CFPB and nearly all of our state money transmitter license regulators, and we are continuing negotiations with our final state money transmitter license regulator, the New York Department of Financial Services, which is also one of our virtual currency regulators, on our compliance program. Adjusted Operating Income more than doubled year over year to $402 million as we continued to drive efficient growth at scale. On a GAAP basis, we delivered positive diluted EPS of $3.05, which included $1.9 billion of one-time benefits from a valuation allowance release as well as the recognition of certain deferred tax assets, and grew Adjusted EPS to $0.71, representing a 51% increase year over year.

8

Square

	Q4’23	Q1’24	Q2’24	Q3’24	Q4’24

Square Gross Profit ($M)	828	820	923	932	924
YoY Growth	18%	19%	15%	16%	12%

International Gross Profit ($M)	106	103	121	129	129
YoY Growth	28%	38%	34%	30%	22%

Total Square GPV ($M)	53,543	50,465	58,372	59,873	58,898
YoY Growth	10%	9.2%	7.8%	7.5%	10%
Constant Currency (“CC”) GPV YoY Growth	10%	9.3%	8.0%	7.6%	9.8%
Square U.S. GPV
YoY Growth	7.5%	6.4%	5.6%	4.9%	6.9%
% of Total Square GPV	83%	83%	83%	82%	81%
Square International GPV
YoY Growth	26%	23%	19%	20%	25%
CC GPV YoY Growth	26%	26%	22%	21%	24%
% of Total Square GPV	17%	17%	17%	18%	19%

Growth in Square gross profit was driven primarily by our software and integrated payments and banking products as we executed on our cross-sell strategies and grew upmarket.14 Similar to prior years, gross profit retention remained over 100% in 2024.15

Square GPV in the fourth quarter was $58.9 billion, up 10% and 9.8% year over year on a reported and constant currency basis, respectively. Square GPV growth consists of same-store growth, churn, and acquisition of new sellers. GPV growth accelerated in the fourth quarter due to a combination of improved same-store growth and improved retention.

On a year-over-year basis in the fourth quarter, GPV from food and beverage was up 13% and GPV from both services and retail were up 8%. We saw a more pronounced acceleration in year-over-year growth for our mid-market seller segments (>$500K in annualized GPV) during the fourth quarter.

14 Square is a financial services platform, not a bank. Any reference to Square’s banking offerings refers to products and services that are offered through Block’s Industrial Loan Company, Square Financial Services, Inc., or through our third-party bank partners.

15 Square gross profit retention rate is calculated as the year-over-year gross profit growth of all existing quarterly seller cohorts, averaged over the last four quarters (excluding gross profit from hardware, Caviar, PPP loans, and Weebly prior to the acquisition). A Square cohort represents new sellers onboarded to Square during a given period.

9

Cash App

	Q4’23	Q1’24	Q2’24	Q3’24	Q4’24

Cash App Gross Profit ($M)	1,184	1,259	1,299	1,306	1,376
YoY Growth	25%	25%	23%	21%	16%

Cash App Operating Metrics

Cash App Monthly Transacting Actives (M)	56	57	57	57	57
YoY Growth	9%	6%	5%	3%	2%

Cash App Card Monthly Transacting Actives (M)	23	24	24	24	25
YoY Growth	20%	16%	13%	11%	9%

Total Cash App Inflows ($B)[16]	63.4	71.1	70.7	70.0	71.1
YoY Growth	18%	17%	15%	13%	12%

Inflows Per Transacting Active ($)[17]	1,137	1,255	1,243	1,233	1,255
YoY Growth	9%	11%	10%	9%	10%

Monetization Rate[18]	1.48%	1.48%	1.53%	1.52%	1.51%
YoY Growth (bps)	9	7	9	9	3

Gross Profit Per Monthly Transacting Active ($)[19]	68	74	76	75	76
YoY Growth	16%	16%	17%	16%	13%

Cash App gross profit increased 16% year over year, driven by broad-based strength across Cash App Card, BNPL, and Cash App Borrow. In 2024, gross profit retention for Cash App remained above 100%.20

Cash App’s paycheck deposit monthly actives grew 25% year over year to 2.5 million as we continued to execute on the “bank our base” strategy. Gross profit per active reached $76 in the fourth quarter, up 13% year over year and inflows per transacting active in the fourth quarter were $1,255, up 10% year over year as we deepened our relationship with customers.

16 Historically, our Cash App ecosystem has experienced improvements in revenue, gross profit, and inflows related to the distribution of government funds as customers have deposited more funds into Cash App during these times, including during the first quarter when U.S. tax refunds are typically distributed.

17 Inflows per transacting active refers to total inflows in the quarter divided by monthly actives for the last month of the quarter. Inflows refers to funds entering the Cash App ecosystem. Inflows does not include the movement of funds when funds remain in the Cash App ecosystem or when funds leave the Cash App ecosystem, or inflows related to the Afterpay or Verse apps. Inflows from Verse actives were not material to overall inflows.

18 We calculate monetization rate by dividing Cash App gross profit, excluding contributions from our BNPL platform, by Cash App inflows.

19 Gross profit per monthly transacting active is calculated based on Cash App annualized gross profit excluding our BNPL platform during a given quarter divided by the monthly transacting actives for the last month of the quarter. Gross profit for our BNPL platform was $242 million or $968 million on an annualized basis for Q4’23, $208 million or $831 million on an annualized basis for Q1’24, $220 million or $881 million on an annualized basis for Q2’24, $242 million or $968 million on an annualized basis for Q3’24, and $298 million or $1.19 billion on an annualized basis for Q4’24.

20 Cash App annual gross profit retention is calculated as the year-over-year gross profit growth of all existing quarterly Cash App cohorts, averaged over the last four quarters, and excluding BNPL platform gross profit and contra revenue. A Cash App transacting active’s cohort is determined based on the date they first became a transacting active on the platform. For example, retention for our 2019 cohort is the average annual gross profit growth from transacting actives who completed a first transaction in 2019. Each of our annual Cash App cohorts since 2018 have exhibited positive overall gross profit retention on aggregate from the date of their first transaction through December 31, 2024.

10

Our BNPL platform grew 19% year over year to $10.3 billion in gross merchandise value (GMV), driven by our Pay-in-Four offering’s strong volume growth and Gift Cards as we expanded eligibility globally. Gross profit for our BNPL platform was $298 million, up 23% year over year for the fourth quarter of 2024.

Operating Expenses and Non-GAAP Operating Expenses ($M)

	Q4’23	Q1’24	Q2’24	Q3’24	Q4’24

Operating Expenses	2,156	1,845	1,927	1,927	2,298

Share-Based Compensation	331	304	320	324	315

Restructuring Share-Based Compensation	-	7	-	-	1

Depreciation & Amortization	86	79	79	75	73

Acquisition-Related & Integration Costs	5	33	15	1	1

Contingencies, Restructuring & Other Charges	117	14	19	67	203

Goodwill and Intangible Asset Impairment	132	-	-	-	134

Loss of Disposal of Property & Equipment	1	0	1	0	1

Non-GAAP Operating Expenses	1,483	1,408	1,492	1,460	1,570

Within operating expenses in the fourth quarter, product development expenses were up 12% year over year on a GAAP basis, driven primarily by investments in software and technology infrastructure. Sales and marketing expenses grew 3% year over year on a GAAP basis. Cash App marketing expenses were down 3% on a GAAP basis in the fourth quarter driven by improvements in peer-to-peer risk loss, partially offset by a meaningful step up in go-to-market initiatives. Other sales and marketing expenses were up 13% year over year on a GAAP basis as we increased spend in Square customer acquisition. General and administrative expenses were down 2% year over year on a GAAP basis as we continued to focus on expense efficiency.

11

Key Profitability Measures & EPS ($M, except per share figures)

	Q4’23	Q1’24	Q2’24	Q3’24	Q4’24

Operating Income	(131)	250	307	323	13

Adjusted Operating Income	185	364	399	444	402

Net Income	102	472	195	284	1,946

Adjusted Net Income	294	543	589	555	456

Weighted-average shares used to compute Diluted EPS	627	637	634	633	639

Weighted-average shares used to compute Adjusted Diluted EPS	631	637	636	633	639

Diluted EPS ($)	0.16	0.74	0.31	0.45	3.05

Adjusted Diluted EPS ($)	0.47	0.85	0.93	0.88	0.71

Cash Flow ($M)

	Q4’23	Q1’24	Q2’24	Q3’24	Q4’24	TRAILING 12 MONTHS

Net cash provided by operating activities	(798)	489	519	685	14	1,707

Consumer receivables cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(7,567)	(6,095)	(6,772)	(7,331)	(9,121)	(29,318)

Proceeds from principal repayments and sales of consumer receivables	7,428	6,825	6,903	7,415	8,780	29,922

Less: Purchase of property and equipment	(52)	(32)	(38)	(57)	(27)	(154)

Reversal of:

Changes in settlements receivable	(410)	542	287	(2,407)	(370)	(1,948)

Changes in customers payable	134	(466)	(406)	2,192	534	1,854

Changes in settlements payable	507	7	1	-	-	8

Sales, principal payments and forgiveness of PPP loans	(1)	(1)	(1)	(1)	(1)	(4)

Adjusted Free Cash Flow	(759)	1,269	493	496	(191)	2,068

YoY Growth	131%	77%	281%	16%	-75%	302%

12

Net cash provided by operating activities was $1.7 billion for the twelve months ended December 31, 2024, compared to $101 million for the twelve months ended December 31, 2023. We grew Adjusted FCF more than 4x year over year to $2.1 billion. In 2024, we continued to prudently invest in our lending products, while focusing on returning capital to shareholders. We sell a majority of Square Loans to investors and utilize warehouse facilities to reduce Block capital required to fund BNPL growth. We invested in growing Cash App Borrow given the strong unit economics and returns, and are evaluating balance sheet diversification strategies.

In the fourth quarter of 2024, we repurchased 2.3 million shares of our Class A common stock for an aggregate amount of $183 million. As of December 31, 2024, $2.7 billion of our $4 billion share repurchase authorization remained available and authorized for repurchases.

We ended the quarter with $10.7 billion of total liquidity, with $9.9 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $775 million available to be withdrawn from our revolving credit facility.

13

Guidance

2025 Outlook21

2025

Gross Profit	$10.22B
YoY Growth	15%

Adjusted Operating Income	$2.10B
% Margin	21%

Rule of X	35.5%

For 2025, we expect at least 15% gross profit growth year over year, consistent with the initial outlook we shared in our third quarter shareholder letter, and despite an additional 50 basis points of FX headwinds since that initial outlook was provided. We expect to deliver Adjusted Operating Income of $2.1 billion, equating to a margin of approximately 21% on gross profit, which implies an initial expectation of Rule of 35.5 in 2025. Our 2025 guidance delivers margin expansion of approximately 240 basis points even as we plan to increase investment in go-to-market initiatives across Square and Cash App by more than 20% this year. In Square, we’re building on 2024 investments in marketing, sales, and partnerships, where early marketing efforts have demonstrated strong returns on investment. Increased spend will help us leverage recent product investments to reach more sellers. In Cash App, we’re investing in brand awareness, incentives, and lifecycle marketing to drive paycheck deposit and new product adoption. We see a significant opportunity to enhance awareness of Cash App’s breadth and capabilities as a financial services platform, reinforcing paycheck deposit growth throughout 2025 and beyond.

We anticipate gross profit growth will accelerate throughout the year, with clear visibility into the key drivers. In Square, expanded go-to-market initiatives in the second half of 2024 combined with investments in product development and account management, are expected to drive new customer acquisition and improved retention. We expect this to drive an improvement in both GPV and gross profit growth. We expect a more pronounced gross profit acceleration for Cash App, driven by the February launch of After pay on Cash App Card, our planned expansion of Cash Borrow eligibility, and ramping marketing investments to support the growth of Cash App Card and paycheck deposit actives.

In 2025, we expect a non-GAAP effective tax rate in the mid-20% range, consistent with 2024. In the first quarter of 2025, we will begin burdening our Adjusted Net Income with stock-based compensation, consistent with Adjusted Operating Income, to better reflect how we operate the business.

21 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss), non-GAAP effective tax rate, or GAAP reconciliations of any of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter, as well as relevant non-GAAP definitions.

14

We’re excited about Square’s improving growth trajectory and plans for another strong year for Cash App. We remain committed to long-term growth investments while maintaining operational efficiency. With our updated outlook, we now expect to exit 2025 at a Rule of 40 run rate and remain on track to achieve our target of Rule of 40 in 2026.

Q1 2025 Outlook22

Q1 2025

Gross Profit	$2.32B
YoY Growth	11%

Adjusted Operating Income	$430M
% Margin	19%

Rule of X	29.3%

22 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss) or GAAP reconciliations of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter.

15

Earnings Webcast

Block (NYSE:XYZ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, February 20, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call. We will release financial results for the first quarter of 2025 on May 1, 2025, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

MEDIA CONTACT

press@block.xyz

INVESTOR RELATIONS CONTACT

ir@block.xyz

Jack Dorsey	Amrita Ahuja

16

Safe Harbor Statement

This letter contains “forward-looking statements” within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s strategies, including expected impact of such strategies on our customers, actives, and sellers; our business and financial performance, expected financial results, guidance, and general business outlook for current and future periods, including trends in U.S. and global GPV; our ability to manage our risk losses; the Company’s plans with respect to its emerging initiatives and product development plans and product launches; the ability of the Company’s products to attract and retain sellers and customers, particularly in new or different markets or demographics or through partnerships; trends in the Company’s markets and the continuation of such trends; the Company’s expectations and intentions regarding future expenses and marketing investments; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, a deterioration of general macroeconomic conditions; the Company’s investments in its business and ability to maintain profitability; the Company’s efforts to expand its product portfolio and market reach; the Company’s ability to develop products and services to address the rapidly evolving market for payments and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks and acquiring processors; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; risks related to the banking ecosystem, including through our bank partnerships, and FDIC and other regulatory obligations; the effect of management changes and business initiatives; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; the adequacy of reserves for such matters and the impact of any such matters or settlements thereof on our business; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and its subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 when filed. We have not yet filed our Form 10-K for the year ended December 31, 2024. As a result, all financial results in this earnings release should be considered preliminary and are subject to change to reflect any necessary adjustments or changes in accounting estimates that are identified prior to the time we file our Form 10-K. All forward-looking statements represent management’s current expectations and predictions regarding trends affecting the Company’s business and industry and are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

Key Operating Metrics And Non-Gaap Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), from period to period, we consider and present certain operating and financial measures that we consider key metrics or are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Gross Merchandise Value (GMV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Free Cash Flow, constant currency, and non-GAAP operating expenses. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers. GPV includes Square GPV and Cash App Business GPV. Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card. GPV does not include transactions from our BNPL platform. We define GMV as the total order value processed on our BNPL platform.

Adjusted Net Income (Loss) and Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of share-based compensation expenses; restructuring share-based compensation expense;, contingencies, restructuring, and other charges; goodwill and intangible asset impairment; amortization of intangible assets; amortization of debt discount and issuance costs; gain or loss on revaluation of equity investments; remeasurement gain or loss on revaluation of bitcoin investment;; the gain or loss on the disposal of property and equipment; acquired deferred revenue and cost adjustments; tax effect of one-time income tax benefits from deferred tax assets; and the tax effect of non-GAAP net income adjustments, as applicable. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Non-GAAP effective tax rate is defined as our adjusted provision for income taxes, non-GAAP applied to our Adjusted Net Income before income taxes. The adjusted provision for income taxes, non-GAAP is our as reported benefit from income taxes, less the tax effect of one-time income tax benefits from deferred tax assets and less the tax effect of other non-GAAP net income adjustments.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that represent our net income (loss), adjusted to exclude share-based compensation expense; restructuring share-based compensation expense; depreciation and amortization; contingencies, restructuring, and other charges; goodwill and intangible asset impairment; interest income and expense; remeasurement gain or loss on bitcoin investment; other income and expense; provision for (benefit from) income taxes; gain or loss on disposal of property and equipment; and acquired deferred revenue and cost adjustment, as applicable. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit.

17

Adjusted Operating Income (Loss) is a non-GAAP financial measure that represents our operating income (loss), adjusted to eliminate the effect of amortization of acquired technology assets; contingencies, restructuring, and other charges; restructuring share-based compensation expenses; goodwill and intangible asset impairment and amortization of customer and other acquired intangible assets. Adjusted Operating Income (Loss) margin is calculated as Adjusted Operating Income (Loss) divided by gross profit.

We also exclude from these measures certain acquisition-related and integration costs associated with business combinations, and various other costs that are not reflective of our core operating performance. We exclude amortization of intangible assets arising from business combinations from Adjusted Net Income (Loss), Adjusted EPS, Adjusted Operating Income (Loss), and Adjusted Operating Income (Loss) Margin because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our ongoing business operations. Acquisition-related costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards; charges associated with holdback liabilities; and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are not reflective of our core business operating expenses may include contingencies, restructuring, and other charges; impairment charges; restructuring share-based compensation expense; and certain litigation and regulatory charges. For Adjusted Net Income (Loss) and Adjusted EPS, we also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting, and adjust for the tax effect of the non-GAAP net income adjustments.

Adjusted Free Cash Flow is a non-GAAP financial measure that represents our net cash provided by operating activities adjusted for changes in settlements receivable; changes in customers payable; changes in settlements payable; the purchase of property and equipment; payments for originations of consumer receivables; proceeds from principal repayments and sales of consumer receivables; and sales, principal payments, and forgiveness of PPP loans. We present Adjusted Free Cash Flow because we use it to understand the cash generated by our business and make strategic decisions related to our balance sheet, and because we are focused on growing our Adjusted Free Cash Flow generation over time. It is not intended to represent amounts available for discretionary purposes. Constant currency growth is calculated by assuming international results in a given period and the comparative prior period are translated from local currencies to the U.S. dollar at rates consistent with the monthly average rates in the comparative prior period. We discuss growth on a constant currency basis because a portion of our business operates in markets outside the U.S. and is subject to changes in foreign exchange rates. Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of share-based compensation; restructuring share-based compensation; depreciation and amortization; gain or loss on disposal of property and equipment; acquisition-related integration and other costs; contingencies, restructuring; goodwill impairment and other charges. We have included Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges that do not vary with our operations. We have included measures excluding our BNPL platform because we believe these measures are useful in understanding the ongoing results of our operations. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding our BNPL platform, have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP. We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts, or they remove amounts that were not repeated across periods and therefore make comparisons more difficult. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

18

Consolidated Statements of Operations

In thousands, except per share data

	TWELVE MONTHS ENDED

	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2022

	(UNAUDITED)	(AUDITED)	(AUDITED)

Revenue:

Transaction-based revenue	$6,613,680	$6,315,301	$5,701,540

Subscription and services-based revenue	7,164,799	5,944,842	4,552,773

Hardware revenue	143,369	157,178	164,418

Bitcoin revenue	10,199,205	9,498,302	7,112,856

Total net revenue	24,121,053	21,915,623	17,531,587

Cost of revenue:

Transaction-based costs	3,881,013	3,702,016	3,364,028

Subscription and services-based costs	1,135,813	1,075,129	861,745

Hardware costs	236,441	267,650	286,995

Bitcoin costs	9,910,386	9,293,113	6,956,733

Amortization of acquired technology assets	68,364	72,829	70,194

Total cost of revenue	15,232,017	14,410,737	11,539,695

Gross profit	8,889,036	7,504,886	5,991,892

Operating expenses:

Product development	2,914,415	2,720,819	2,135,612

Sales and marketing	1,984,265	2,019,009	2,057,951

General and administrative	2,149,099	2,209,190	1,686,849

Transaction, loan, and consumer receivable losses	794,221	660,663	550,683

Bitcoin impairment losses	—	—	46,571

Amortization of customer and other acquired intangible assets	154,709	174,044	138,758

Total operating expenses	7,996,709	7,783,725	6,616,424

Operating income (loss)	892,327	(278,839)	(624,532)

Interest expense (income), net	9,302	(47,221)	36,228

Remeasurement gain on bitcoin investment	(420,918)	(207,084)	—

Other expense (income), net	(53,211)	4,609	(95,443)

Income (loss) before income tax	1,357,154	(29,143)	(565,317)

Benefit from income taxes (i)	(1,509,343)	(8,019)	(12,312)

Net income (loss)	2,866,497	(21,124)	(553,005)

Less: Net loss attributable to noncontrolling interests	(30,550)	(30,896)	(12,258)

Net income (loss) attributable to common stockholders	$2,897,047	$9,772	$(540,747)

Net income (loss) per share attributable to common stockholders:

Basic	$4.70	$0.02	$(0.93)

Diluted	$4.56	$0.02	$(0.93)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:

Basic	616,993	608,856	578,949

Diluted	636,390	614,024	578,949

(i) Includes one-time benefits from income taxes of $1.9 billion in fiscal 2024 related to both the release of the Company’s valuation allowance against deferred tax assets associated with certain federal and state deferred tax assets as well as the recognition of deferred tax assets as part of internal legal entity restructuring efforts.

19

Consolidated Balance Sheets

In thousands, except per share data

	Dec. 31, 2024	Dec. 31, 2023

	(UNAUDITED)	(AUDITED)

Assets

Current assets:

Cash and cash equivalents	$8,075,247	$4,996,465

Investments in short-term debt securities	403,426	851,901

Settlements receivable	1,060,966	3,226,294

Customer funds	4,182,872	3,170,430

Consumer receivables, net	2,504,879	2,444,695

Loans held for sale	1,111,107	775,424

Other current assets	2,541,704	2,353,488

Total current assets	19,880,201	17,818,697

Property and equipment, net	314,432	296,056

Goodwill	11,417,422	11,919,720

Acquired intangible assets, net	1,433,067	1,761,521

Investments in long-term debt securities	471,977	251,127

Operating lease right-of-use assets	219,954	244,701

Deferred tax assets	1,800,994	9,397

Other non-current assets	1,239,548	730,089

Total assets	$36,777,595	$33,031,308

Liabilities and Stockholders’ Equity

Current liabilities:

Customers payable	$5,837,152	$6,795,340

Accrued expenses and other current liabilities	1,525,149	1,334,669

Current portion of long-term debt	999,497	—

Warehouse funding facilities, current	185,000	753,035

Total current liabilities	8,546,798	8,883,044

Deferred tax liabilities	162,435	35,695

Warehouse funding facilities, non-current	1,296,680	854,882

Long-term debt	5,105,939	4,120,091

Operating lease liabilities, non-current	278,617	289,788

Other non-current liabilities	152,164	154,972

Total liabilities	15,542,633	14,338,472

Commitments and contingencies

Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000 shares authorized at December 31, 2024 and December 31, 2023. None issued and outstanding at December 31, 2024 and December 31, 2023.	—	—

Class A common stock, $0.0000001 par value: 1,000,000 shares authorized at December 31, 2024 and December 31, 2023; 559,606 and 555,306 issued and outstanding at December 31, 2024 and December 31, 2023, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000 shares authorized at December 31, 2024 and December 31, 2023; 60,070 and 60,515 issued and outstanding at December 31, 2024 and December 31, 2023, respectively.	—	—

Additional paid-in capital	19,900,379	19,601,992

Accumulated other comprehensive loss	(1,001,065)	(378,307)

Retained earnings (accumulated deficit)	2,368,618	(528,429)

Total stockholders’ equity attributable to common stockholders	21,267,932	18,695,256

Noncontrolling interests	(32,970)	(2,420)

Total stockholders’ equity	21,234,962	18,692,836

Total liabilities and stockholders’ equity	$36,777,595	$33,031,308

20

Consolidated Statements of Cash Flows

In thousands

	TWELVE MONTHS ENDED

	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2022

	(UNAUDITED)	(AUDITED)	(AUDITED)

Cash flows from operating activities:

Net income (loss)	$2,866,497	$(21,124)	$(553,005)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	376,127	408,560	340,523

Amortization of discounts and premiums and other non-cash adjustments	(1,099,024)	(984,442)	(592,489)

Non-cash lease expense	72,055	144,198	129,811

Share-based compensation	1,272,779	1,276,097	1,071,278

Loss (gain) on revaluation of equity investments	(32,245)	16,523	(73,457)

Remeasurement gain on bitcoin investment	(420,918)	(207,084)	—

Transaction, loan, and consumer receivable losses	794,221	660,663	550,683

Bitcoin impairment losses	—	—	46,571

Change in deferred income taxes	(1,665,812)	(85,879)	(69,593)

Goodwill and intangible asset impairment	133,853	132,313	—

Changes in operating assets and liabilities:

Settlements receivable	1,947,849	(1,108,529)	(1,499,057)

Purchases and originations of loans	(15,210,746)	(8,586,293)	(6,114,847)

Proceeds from payments and forgiveness of loans	14,413,277	8,032,687	6,040,369

Customers payable	(1,853,872)	1,256,578	1,060,861

Settlements payable	(8,139)	(454,036)	207,894

Other assets and liabilities	121,448	(379,271)	(369,639)

Net cash provided by operating activities	1,707,350	100,961	175,903

Cash flows from investing activities:

Purchases of marketable debt securities	(1,197,804)	(1,126,615)	(755,697)

Proceeds from maturities of marketable debt securities	1,005,580	1,387,830	999,569

Proceeds from sale of marketable debt securities	446,076	339,095	449,723

Proceeds from maturities of marketable debt securities from customer funds	—	—	73,000

Proceeds from sale of marketable debt securities from customer funds	—	—	316,576

Payments for originations of consumer receivables	(29,318,390)	(23,968,787)	(18,361,871)

Proceeds from principal repayments and sales of consumer receivables	29,922,371	24,241,651	18,192,470

Purchases of property and equipment	(153,947)	(151,151)	(170,815)

Purchases of other investments	(53,934)	(38,822)	(56,712)

Business combinations, net of cash acquired	—	—	539,453

Net cash provided by investing activities	649,952	683,201	1,225,696

21

Consolidated Statements of Cash Flows, Continued

In thousands

	TWELVE MONTHS ENDED

	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2022

	(UNAUDITED)	(AUDITED)	(AUDITED)

Cash flows from financing activities:

Proceeds from issuance of senior notes	2,000,000	—	—

Payments of debt issuance costs from issuance of senior notes	(26,619)	—	—

Repayments of Paycheck Protection Program Liquidity Facility advances	—	(16,840)	(480,694)

Payments to redeem convertible notes	—	(461,761)	(1,071,788)

Proceeds from warehouse facilities borrowings	1,255,745	1,387,662	1,620,805

Repayments of warehouse facilities borrowings	(1,329,729)	(1,118,083)	(391,463)

Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	154,779	130,433	81,768

Payments for tax withholding related to vesting of restricted stock units	—	—	(4,735)

Net increase in interest-bearing deposits	74,856	25,135	82,049

Repurchases of common stock	(1,170,339)	(156,812)	—

Other financing activities	(18,473)	(19,977)	(87,692)

Change in customer funds, restricted from use in the Company’s operations	1,012,442	(9,894)	349,330

Net cash provided by (used in) financing activities	1,952,662	(240,137)	97,580

Effect of foreign exchange rate on cash and cash equivalents	(88,539)	29,156	(38,363)

Net increase in cash, cash equivalents, restricted cash, and customer funds	4,221,425	573,181	1,460,816

Cash, cash equivalents, restricted cash, and customer funds, beginning of the period	9,009,087	8,435,906	6,975,090

Cash, cash equivalents, restricted cash, and customer funds, end of the period	$13,230,512	$9,009,087	$8,435,906

22

Reportable Segment Disclosures

Information on the reportable segments revenue and segment operating profit, as well as amounts for the “Corporate and Other” category, which includes products and services not assigned to reportable segments and intersegment eliminations

In thousands

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
		Dec. 31, 2024 (UNAUDITED)				Dec. 31, 2024 (UNAUDITED)
	Cash App	Square	Corporate and Other	Total	Cash App	Square	Corporate and Other	Total
Revenue:

Transaction-based revenue	$74,573	$1,602,510	$—	$1,677,083	$352,699	$6,260,981	$—	$6,613,680

Subscription and services-based revenue	1,514,273	337,516	44,890	1,896,679	5,695,976	1,278,933	189,890	7,164,799

Hardware revenue	—	30,366	703	31,069	—	141,742	1,627	143,369

Bitcoin revenue	2,427,730	—	—	2,427,730	10,199,205	—	—	10,199,205

Segment revenue	$4,016,576	$1,970,392	$45,593	$6,032,561	$16,247,880	$7,681,656	$191,517	$24,121,053

Less: Cost of revenue	$2,640,979	$1,046,692	$33,492	$3,721,163	$11,008,869	$4,082,744	$140,404	$15,232,017

Segment gross profit	$1,375,597	$923,700	$12,101	$2,311,398	$5,239,011	$3,598,912	$51,113	$8,889,036

Interest revenue	$47,996	$8,904	$—	$56,900	$185,185	$36,837	$—	$222,022

Amortization of acquired technology assets	$14,054	$1,508	$—	$15,562	$55,343	$7,726	$5,295	$68,364

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
		Dec. 31, 2023 (UNAUDITED)				Dec. 31, 2023 (AUDITED)
	Cash App	Square	Corporate and Other	Total	Cash App	Square	Corporate and Other	Total
Revenue:

Transaction-based revenue	$108,990	$1,487,284	$—	$1,596,274	$498,176	$5,817,125	$—	$6,315,301

Subscription and services- based revenue	1,281,357	293,164	49,700	1,624,221	4,685,208	1,059,081	200,553	5,944,842

Hardware revenue	—	32,464	—	32,464	—	157,178	—	157,178

Bitcoin revenue	2,520,083	—	—	2,520,083	9,498,302	—	—	9,498,302

Segment revenue	$3,910,430	$1,812,912	$49,700	$5,773,042	$14,681,686	$7,033,384	$200,553	$21,915,623

Less: Cost of revenue	$2,726,696	$985,195	$35,399	$3,747,290	$10,358,223	$3,904,730	$147,784	$14,410,737

Segment gross profit	$1,183,734	$827,717	$14,301	$2,025,752	$4,323,463	$3,128,654	$52,769	$7,504,886

Interest revenue	$36,300	$7,885	$—	$44,185	$142,222	$28,011	$—	$170,233

Amortization of acquired technology assets	$13,731	$2,606	$1,712	$18,049	$56,135	$10,632	$6,062	$72,829

23

Operating Segment Disclosures

A reconciliation of total segment gross profit to the Company’s income (loss) before applicable income taxes

In thousands

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	(UNAUDITED)		(UNAUDITED)	(AUDITED)

	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
Total segment gross profit	$2,311,398	$2,025,752	$8,889,036	$7,504,886

Less: Product development	769,695	685,422	2,914,415	2,720,819

Less: Sales and marketing	521,063	506,010	1,984,265	2,019,009

Less: General and administrative	728,416	746,187	2,149,099	2,209,190
Less: Transaction, loan, and consumer receivable losses	244,618	175,658	794,221	660,663

Less: Amortization of customer and other intangible assets	34,593	43,127	154,709	174,044

Less: Interest expense (income), net	16,107	(18,701)	9,302	(47,221)

Less: Remeasurement gain on bitcoin investment	(252,342)	(123,156)	(420,918)	(207,084)

Less: Other expense (income), net	(28,546)	(10,879)	(53,211)	4,609

Income (loss) before applicable income taxes	$277,794	$22,084	$1,357,154	$(29,143)

24

Select Operating Metrics and Non-GAAP Financial Measures

Unaudited

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023

Gross Payment Volume (GPV) (in millions)	$61,954	$57,494	$240,812	$227,699

Adjusted Operating Income (in thousands)	$401,890	$185,129	$1,608,790	$351,351

Adjusted EBITDA (in thousands)	$757,009	$562,163	$3,029,031	$1,792,420

Adjusted Net Income Per Share:

Basic	$0.74	$0.48	$3.47	$1.85

Diluted	$0.71	$0.47	$3.37	$1.80

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023

Square GPV (in millions)	$58,898	$53,543	$227,607	$209,606

Cash App GPV (in millions)	3,056	3,951	13,205	18,093

Total GPV (in millions)	$61,954	$57,494	$240,812	$227,699

Key Metric Margins

Unaudited

In thousands, except for percentages

	TWELVE MONTHS ENDED

	Dec. 31, 2024	Dec. 31, 2023

Gross profit	$8,889,036	$7,504,886

Gross profit change (%) YoY	18%	25%

Operating income (loss)	892,327	(278,839)

Operating income (loss) margin (%) of gross profit	10%	(4)%

Net income (loss)	2,866,497	(21,124)

Net income (loss) margin (%) of gross profit	32%	— %

Adjusted Operating Income (Loss)	1,608,790	351,351

Adjusted Operating Income margin (%) of gross profit	18%	5%

Adjusted EBITDA	3,029,031	1,792,420

Adjusted EBITDA margin (%) of gross profit	34%	24%

25

Adjusted Operating Income (Loss) and Margin

Unaudited

In thousands, except for percentages

		THREE MONTHS ENDED

	Dec. 31, 2024	Dec. 31, 2023	Mar. 31, 2024	June 30, 2024	Sept. 30, 2024

Operating income (loss)	$13,013	$(130,652)	$249,743	$306,562	$323,009

Amortization of acquired technology assets	15,562	18,049	18,027	17,589	17,186

Acquisition-related and integration costs	549	5,118	32,512	15,350	608

Contingencies, restructuring and other charges	202,885	117,174	14,063	18,804	66,694

Restructuring share-based compensation expense	1,434	—	6,637	—	—

Goodwill and intangible asset impairment	133,854	132,313	—	—	—

Amortization of customer and other acquired intangible assets	34,593	43,127	43,282	40,813	36,021

Adjusted Operating Income	$401,890	$185,129	$364,264	$399,118	$443,518

Adjusted Operating Income margin (%) of gross profit	17%	9%	17%	18%	20%

Adjusted Operating Income (Loss) and Margin

Unaudited

In thousands, except for percentages

TWELVE MONTHS ENDED

Dec. 31, 2024

Operating income	$892,327

Amortization of acquired technology assets	68,364

Acquisition-related and integration costs	49,019

Contingencies, restructuring and other charges	302,446

Restructuring share-based compensation expense	8,071

Goodwill and intangible asset impairment	133,854

Amortization of customer and other acquired intangible assets	154,709

Adjusted Operating Income	$1,608,790

Adjusted Operating Income margin (%) of gross profit	18%

26

Adjusted EBITDA

Unaudited

In thousands

	THREE MONTHS ENDED	TWELVE MONTHS ENDED

	Dec. 31, 2024	Dec. 31, 2024

Net income attributable to common stockholders	$1,946,020	$2,897,047

Net loss attributable to noncontrolling interests	(21,351)	(30,550)

Net income	1,924,669	2,866,497

Share-based compensation expense	315,532	1,264,486

Restructuring share-based compensation expense	1,434	8,071

Depreciation and amortization	88,878	376,127

Acquisition-related and integration costs	549	49,019

Contingencies, restructuring and other charges	202,885	302,446

Goodwill and intangible asset impairment	133,854	133,854

Interest expense, net	16,107	9,302

Remeasurement gain on bitcoin investment	(252,342)	(420,918)

Other income, net	(28,546)	(53,211)

Benefit from income taxes	(1,646,875)	(1,509,343)

Loss on disposal of property and equipment	850	2,634

Acquired deferred revenue and cost adjustment	14	67

Adjusted EBITDA	$757,009	$3,029,031

Adjusted EBITDA margin (%) of gross profit	33%	34%

27

Adjusted Free Cash Flow

Unaudited

In thousands

	THREE MONTHS ENDED				TRAILING 12 MONTHS

	Dec. 31, 2022	Mar. 31, 2023	June 30, 2023	Sept. 30, 2023	Dec. 31, 2023

Net cash provided by operating activities	$45,369	$294,401	$113,318	$491,165	$100,961

Consumer receivables cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(6,075,780)	(4,911,509)	(5,634,992)	(5,855,172)	(23,968,787)

Proceeds from principal repayments and sales of consumer receivables	5,653,478	5,339,800	5,594,147	5,880,142	24,241,651

Less: Purchase of property and equipment	(49,106)	(32,253)	(29,522)	(37,682)	(151,151)

Reversal of:

Changes in settlements receivable	705,597	(452,868)	249,171	1,722,168	1,108,529

Changes in customers payable	(460,975)	418,948	(234,378)	(1,575,458)	(1,256,578)

Changes in settlements payable	(132,709)	64,528	74,780	(192,313)	454,036

Sales, principal payments and forgiveness of PPP loans	(14,604)	(4,121)	(3,027)	(5,381)	(13,880)

Adjusted Free Cash Flow	$(328,730)	$716,926	$129,497	$427,469	$514,781

Net cash provided by (used in) investing activities	$(279,554)	$623,924	$(45,025)	$(173,931)	$683,201

Net cash provided by (used in) financing activities	$978,988	$(9,083)	$(711,927)	$(319,563)	$(240,137)

28

Adjusted Net Income and Adjusted EPS

Unaudited

In thousands, except per share data

	THREE MONTHS ENDED

	Dec. 31, 2024	Dec. 31, 2023	Mar. 31, 2024	June 30, 2024	Sept. 30, 2024

Net income attributable to common stockholders	$1,946,020	$102,236	$472,005	$195,268	$283,754

Net loss attributable to noncontrolling interests	(21,351)	(20,266)	(1,185)	(5,396)	(2,618)

Net income	1,924,669	81,970	470,820	189,872	281,136

Share-based compensation expense	315,532	331,568	304,531	320,368	324,055

Restructuring share-based compensation expense	1,434	—	6,637	—	—

Acquisition-related and integration costs	549	5,118	32,512	15,350	608

Contingencies, restructuring and other charges	202,885	117,174	14,063	18,804	66,694

Goodwill and intangible asset impairment	133,854	132,313	—	—	—

Amortization of intangible assets	50,154	61,176	61,309	58,402	53,207

Amortization of debt discount and issuance costs	3,868	3,097	3,071	3,432	4,042

Loss (gain) on revaluation of equity investments	(32,714)	(315)	1,111	(3,594)	2,952

Remeasurement loss (gain) on bitcoin investment	(252,342)	(123,156)	(233,404)	70,116	(5,288)

Loss (gain) on disposal of property and equipment	850	1,297	(71)	1,471	384

Acquired deferred revenue and cost adjustment	14	21	19	18	16

Tax effect of one-time income tax benefits from deferred tax assets	(1,909,848)	—	—	—	—

Tax effect of non-GAAP net income adjustments	16,480	(317,399)	(118,336)	(85,518)	(173,408)

Adjusted Net Income - basic	$455,385	$292,864	$542,262	$588,721	$554,398

Cash interest expense on convertible notes	682	680	673	674	682

Adjusted Net Income - diluted	$456,067	$293,544	$542,935	$589,395	$555,080

Weighted-average shares used to compute net income per share attributable to common stockholders:

Basic	617,481	615,053	616,401	617,666	616,428

Diluted	639,302	627,204	637,360	634,221	632,760

Net income per share attributable to common stockholders:

Basic	$3.15	$0.17	$0.77	$0.32	$0.46

Diluted	$3.05	$0.16	$0.74	$0.31	$0.45

Weighted-average shares used to compute Adjusted Net Income Per Share:

Basic	617,481	615,053	616,401	617,666	616,428

Diluted	639,302	631,048	637,360	636,143	632,760

Adjusted Net Income Per Share:

Basic	$0.74	$0.48	$0.88	$0.95	$0.90

Diluted	$0.71	$0.47	$0.85	$0.93	$0.88

29